Exhibit (a)(2)

LANDMARK SYSTEMS CORPORATION

LETTER OF TRANSMITTAL

PURSUANT TO THE OFFER TO EXCHANGE DATED JULY 23, 2001

TO TENDER OPTIONS

TO PURCHASE SHARES OF COMMON STOCK
OF LANDMARK SYSTEMS CORPORATION
FOR NEW OPTIONS UNDER THE 1994 STOCK INCENTIVE PLAN

To:	Landmark Systems Corporation

Attention: Beth Itkin, 12700 Sunrise Valley Drive, Reston, Virginia 20191-5804
USA, Facsimile: (703) 464-4914

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA E-MAIL WILL NOT CONSTITUTE A VALID DELIVERY.

      Upon the terms and subject to the conditions set forth in the Offer to Exchange dated July 23, 2001 (the “Offer to Exchange”), my receipt of which I hereby acknowledge, and in this Letter of Transmittal (the “Letter of Transmittal”) and attachment hereto, which attachment is an integral part hereof and incorporated by reference herein (the “Attachment” which, together with the Letter of Transmittal and the Offer to Exchange, as they may be amended from time to time, constitutes the “Offer”), I, the undersigned, hereby tender to Landmark Systems Corporation, a Virginia corporation (the “Company”), the options to purchase shares (“Option Shares”) of common stock, par value $.01 per share, of the Company (the “Common Stock”) specified below (each a “Tendered Option” and, collectively, the “Tendered Options”) in exchange for “New Options,” which are new options to purchase shares of Common Stock equal to two-thirds of the number of Option Shares subject to the Tendered Options that I tender hereby.

      Subject to, and effective upon, the Company’s acceptance for exchange of the Tendered Options in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), I hereby sell, assign and transfer to, or upon the order of, the Company all right, title and interest in and to the Tendered Options:

			Total Number of
			Outstanding Option Shares
	Grant	Exercise Price	Subject	Option Plan
Grant Date of Option(1)	Number	of Option	to Option (2)	(3)

(1)	List each option grant on a separate line even if more than one option grant was issued on the same grant date.

(2)	If you are tendering any options subject to a specific grant, you must tender all of the options subject to that grant that remain outstanding. In addition, if you tender any option grants for exchange, you must also tender for exchange all option grants that you received after February 19, 2001.

(3)	List the name of the option plan under which each option you are tendering was granted.

(4)	All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this tender is irrevocable.

SIGNATURE OF OWNER

X
Signature of Holder or Authorized Signatory

Date:	, 2001

Print Name:

Capacity[1]:

Address:

Telephone No. ( )

Tax ID/ Social Security No.:

      1 Complete if you are signing as a personal representative, trustee, administrator of an estate, etc.

ATTACHMENT TO LETTER OF TRANSMITTAL

      Capitalized terms not defined in this Attachment shall have the meanings ascribed to such terms in the Letter of Transmittal.

      By tendering the Tendered Options pursuant to the procedure described in Section 3 of the Offer to Exchange and in the instructions attached hereto and incorporated by reference herein (the “Instructions”), I represent and warrant that I have full power and authority to tender the Tendered Options and that, when and to the extent the Tendered Options are accepted for exchange by the Company, the Tendered Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof (other than pursuant to the applicable option agreement) and the Tendered Options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the Tendered Options pursuant to the Offer.

I understand and acknowledge that:

(1)	If I am not an executive officer of the Company and if I do not also hold incentive stock options to purchase common stock of the Company, I may tender my non-qualified options outstanding under the 1994 Stock Incentive Plan (the “1994 SIP”) and that I am not required to tender any of such options in the Offer. However, I must tender all or none of the options subject to an individual grant. If I choose to tender any option grants, I must also tender any option grant I received after February 19, 2001.

(2)	All Tendered Options properly tendered prior to 5 p.m., Reston, Virginia Time, on Wednesday, August 22, 2001, unless the Company has extended the period of time the Offer will remain open (the “Expiration Date”), and not properly withdrawn will, if accepted by us, be exchanged for New Options, upon the terms and subject to the conditions of the Offer, including the conditions described in Sections 1 and 6 of the Offer to Exchange.

(3)	Upon the Company’s acceptance for exchange of Tendered Options granted under the 1994 SIP, I understand that my existing stock option agreement under the 1994 SIP will be cancelled. All New Options will be subject to the terms and conditions of the 1994 SIP and the terms of a new stock option agreement between the Company and me, a copy of which I will receive when the New Options are granted.

(4)	The New Options will be granted on or after the first business day which is at least six months and one day following the date the Company cancels the options accepted by the Company for exchange, but no later than February 25, 2002, unless the Company extends the period of time the offer will remain open, and will (a) have an exercise price equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant and (b) expire on the fifth anniversary of that grant date, unless terminated earlier according to the terms and provisions of the new stock option agreement to be entered into between the Company and me.

(5)	The Company’s compensation committee has the authority to determine at what time or times each New Option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. The exercisability of options may be accelerated by the compensation committee. The New Options will be subject to a new vesting schedule pursuant to which twenty-five percent (25%) of the New Options will vest every six months over a twenty-four month period from the date of grant until fully vested. The New Options may be exercised only to the extent they are vested. Any New Option that has not vested as of the date of my termination of employment with the Company will terminate as of such date.

(6)	I must be an employee in good standing of the Company or one of its subsidiaries from the date I tender the Tendered Options through the date the New Options are granted in order to receive the New Options, and, if for any reason I do not remain an employee, I will not receive any New Options or any other consideration for the Tendered Options.

(7)	In the event of a merger or similar transaction, the Company may terminate my right to receive New Options in exchange for my Tendered Options. If my right to receive New Options in exchange for the Tendered Options is terminated in connection with a merger or similar transaction, I will not receive options to purchase securities of the acquirer or any other consideration for my Tendered Options.

(8)	By tendering the Tendered Options pursuant to the procedure described in Section 3 of the Offer to Exchange, the Letter of Transmittal and the Instructions, I accept the terms and conditions of the Offer. The Company’s acceptance for exchange of the Tendered Options will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Offer.

(9)	Under certain circumstances set forth in the Offer to Exchange, the Company may terminate or amend the Offer and postpone its acceptance and cancellation of any Tendered Options, and in any such event, the Tendered Options delivered herewith but not accepted for exchange will be returned to me at the address indicated in the Letter of Transmittal.

(10)	All options that I choose not to tender for exchange or that are not accepted for exchange, shall remain outstanding and retain their current exercise price and vesting schedule. If I attempt to tender options for part of a specific grant, but not all outstanding options for such grant, my tender of such grant will be rejected. If I attempt to tender some of my options, but do not include all of the options granted to me after February 19, 2001, my entire tender will be rejected.

(11)	The Company has advised me to consult with my own advisors as to the consequences of participating or not participating in the Offer.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

      1.  EXPIRATION DATE. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5 P.M., RESTON, VIRGINIA TIME, ON WEDNESDAY, AUGUST 22, 2001, UNLESS THE OFFER IS EXTENDED.

      2.  Delivery of Letter of Transmittal. A properly completed and signed original of the Letter of Transmittal (or a facsimile thereof), and any other documents required by the Letter of Transmittal, the Attachment or these Instructions must be received by the Company at its address set forth on the Letter of Transmittal on or before the Expiration Date.

      IMPORTANT: TO ACCEPT THE OFFER, THIS LETTER (OR A FACSIMILE COPY THEREOF) TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY THE COMPANY, ON OR PRIOR TO THE EXPIRATION DATE. YOU MUST DELIVER A PROPERLY EXECUTED PAPER COPY OR FACSIMILE COPY OF THE DOCUMENTS. E-MAIL DELIVERY WILL NOT BE ACCEPTED.

      THE METHOD BY WHICH YOU DELIVER ANY REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE COMPANY. IF YOU ELECT TO DELIVER YOUR DOCUMENTS BY MAIL, THE COMPANY RECOMMENDS THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

      THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS OF OPTIONS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

      1.  Tenders. If you intend to tender options pursuant the Offer, you must complete the table in the Letter of Transmittal by providing the following information for each option grant that you intend to tender: grant date, grant number, exercise price, total number of Option Shares outstanding subject to the option grant and the name of the option plan under which the option was granted. You may only tender options for all or none of the shares of common stock subject to an individual grant, which means that if you decide to tender any options subject to a specific grant, you must tender all of the options subject to that grant that remain outstanding. If you attempt to tender options for part of a specific grant, but not all outstanding options for such grant, your tender of such grant will be rejected. If you properly tender other grants, however, such other grants will be accepted. In addition, if you choose to tender any option grant for exchange, you must also tender all option grants received after February 19, 2001. If you attempt to tender some of your options, but do not include all of the options granted to you after February 19, 2001, your entire tender will be rejected.

      2.  Inadequate Space. If the space provided in the Letter of Transmittal is inadequate, the information requested by the table in the Letter of Transmittal regarding the options to be tendered should be provided on a separate schedule attached to the Letter of Transmittal.

      3.  Signatures on the Letter of Transmittal. You must sign the Letter of Transmittal exactly as your name appears on the option agreement or agreements evidencing the options you are tendering. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, please set forth the signer’s full title and include with the Letter of Transmittal proper evidence satisfactory to the Company of the authority of such person to act in such capacity. You must also provide your address, telephone number and Tax I.D. or Social Security Number.

      4.  Withdrawal. Tenders of options made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. If the Offer is extended by the Company beyond that time, you may withdraw your Tendered Options at any time until the extended expiration of the Offer. To validly withdraw Tendered Options you must deliver a written notice of withdrawal, or a facsimile thereof, with the required information to the Company while you still have the right to withdraw the Tendered Options. Once you have withdrawn Tendered Options, you may re-tender such options only by again following the procedures for tendering options described above and in Section 3 of the Offer to Exchange. All tendering Option Holders, by execution of the Letter of Transmittal (or a facsimile of it), waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer to Exchange.

      5.  Requests for Assistance or Additional Copies. Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to:

      Landmark Systems Corporation

Attention: Beth Itkin
17200 Sunrise Valley Drive
Reston, Virginia 20191-5804
United States of America
facsimile: (703) 464-4914

Copies will be furnished at the Company’s expense.

      1.  Irregularities. All questions as to the number of Option Shares subject to options to be accepted for exchange, and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of options will be determined by the Company in its discretion, which determinations shall be final and binding on all parties. The Company reserves the right to reject any or all tenders of options the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular options, and the Company’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

      2.  Important Tax Information. You should refer to Section 13 of the Offer to Exchange for a discussion of the U.S. Federal income tax consequences of accepting or rejecting the New Options under the Offer. Special considerations may apply to employees located outside of the United States. In some of these countries, the application of local taxation rules may have an impact upon the re-grant. We recommend that you consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live and work.